Agreement for Exclusive Right of Supply

THIS AGREEMENT FOR EXCLUSIVE RIGHT OF SUPPLY is made effective the __st day of ____, 2012 by and between GenSpera, Inc., a Delaware corporation (“GenSpera”) and Thapsibiza S.L., a company organized and established under the laws of the country of Spain (“Thapsibiza”) (each a “Party” and collectively the “Parties”).

WHEREAS, GenSpera desires to engage Thapsibiza to supply the following items on an exclusive basis: seeds from the plant Thapsia Garganica L. (the “Product”); and

WHEREAS, Thapsibiza desires to be the exclusive supplier of the Product to GenSpera;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements between the Parties, the Parties hereto agree as follows:

1.           Term

This Agreement shall be for an initial term of five (5) years, commencing on the March 1, 2012. Either party may renew this agreement for another five (5) year term upon giving the other party not less than thirty (30) days’ written notice prior to the termination of the Agreement.

2.           Responsibilities of Thapsibiza and GenSpera

Thapsibiza shall be the exclusive supplier to GenSpera, and only GenSpera, of the Products, on the terms and conditions contained herein which shall govern all orders placed under this Agreement and no other terms or conditions shall be of any force or effect. GenSpera agrees to offer the rights of supply exclusively to Thapsibiza according to Thapsibiza’s capacity. GenSpera reserves the right to seek additional suppliers of the Product to supplement amounts required that are beyond Thapsibiza’s capacity in any one (1) Harvest Year Period (May 1 until April 30 of the following year).

3.           Prices

Prices, the schedule of payments and any additional terms or conditions of sale are as specified in the attached Schedule A. Prices for Products shall be determined by the quantity specified in each order, provided deliveries match the quantity and quality specifications as detailed in the order. All prices shall include (1) all applicable federal, state/provincial, excise or local sales or other taxes, (2) packaging costs, and (3) costs associated with obtaining and preparing the proper paperwork and documentation for exportation of the Product into the USA. Prices shall NOT include the cost of shipment from Thapsibiza to GenSpera.

4.           Price Changes

Thapsibiza may, without notice, from time to time increase the price of the Product by the amount of any new or increased duties, excise, sales or other taxes imposed or levied during the term of this Agreement by any governmental authority. Thabsibiza and GenSpera may, by mutual agreement, amend the terms of pricing based in part, but not limited to, volume of Product required, improvement in harvest methods, acceptance of analytical standards, or commercial requirements.

5.           Minimum Annual Purchase

GenSpera agrees to purchase a minimum of 100 kg of Product per Harvest Year Period at the agreed upon price contingent upon: continued development of a drug containing a component derived from thapsigargin that is sourced from the Product.

6.           Terms of Payment

Invoices shall be due and payable within Forty-Five (45) days from their issued date PROVIDED THAT the Products arrive at GenSpera’s designated point of delivery in usable quality and condition as specified in Schedule A.

7.            Delivery Terms

(a)	GenSpera shall give Thapsibiza a written yearly forecast of its anticipated requirements of Products stating the specifications needed, and shall place orders with Thapsibiza on or before May 1 of each year to enable Thapsibiza to obtain materials and complete the orders.

(b)	All sales and deliveries of Products shall be F.O.B. place of shipment by Thapsibiza. GenSpera may take delivery at the origin of shipment and determine the mode of transportation and carrier.

8.           Assignment and Binding Effect.

GenSpera may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which the Product is used.  Thapsibiza may not assign its rights and obligations under this Agreement without the prior written consent of the GenSpera.  This Agreement shall be binding upon GenSpera, and its successors and assigns, and shall inure to the benefit of Thapsibiza.

9.           Termination

(a)	Upon the termination of this Agreement for any reason, GenSpera shall accept and pay for at contract prices all Products previously ordered by GenSpera and which are either complete or in process and subsequently completed at Thapsibiza’s option and shall reimburse Thapsibiza for all losses incurred on uncompleted orders for Products or other expenses incurred to fulfill Thapsibiza’s obligations under this Agreement.

(b)	If either Party fails to perform any of its obligations under this or any other agreement they may enter into with each other, the other Party may terminate this Agreement upon Thirty (30) days’ prior written notice. This Agreement shall be terminated at the end of the 30-day period unless the party in breach shall remedy the breach or other defect of performance during the 30-day period. If Thapsibiza continues to make shipments despite the GenSpera’s default, such action shall not constitute a waiver of the default or otherwise affect Thapsibiza’s rights and remedies under this Agreement.

10.         Warranties

(a)	The Parties each expressly acknowledge that the plant Thapsia Garganica L. and the Product may be toxic and can, amongst other things, cause irritation and damage to the skin upon contact. Thapsibiza shall be responsible for ensuring that individuals retained by Thapsibiza to obtain the Product shall be fully informed of the potentially toxic nature of the plant Thapsia Garganica L. and the Product, and shall provide appropriate instructions and/or protective garment(s) to such individuals regarding the safe handling of the plant Thapsia Garganica L. and the Product.

(1)	THE PARTIES EACH AGREE THAT GENSPERA SHALL NOT BE RESPONSIBLE FOR ANY INJURY OR DAMAGE TO THAPSIBIZA AND/OR ANY INDIVIDUAL RETAINED BY THAPSIBIZA REGARDING OBTAINING THE PRODUCT AND/OR THE HANDLING OF THE PLANT THAPSIA GARGANICA L. AND/OR THE PRODUCT.

(2)	THE PARTIES EACH AGREE THAT ONCE THE PRODUCT IS ACCEPTED BY A CARRIER FOR SHIPMENT TO GENSPERA, ANY AND ALL LIABILITY REGARDING ANY INJURY OR DAMAGE RESULTING FROM THE HANDLING OF THE PRODUCT SHALL BE THE SOLE AND EXCLUSIVE RESPONSIBILITY OF GENSPERA.

(b)	Except as provided in this clause, Thapsibiza makes no warranty, express or implied, with respect to the Products covered by this Agreement. Claims for shortages must be presented in writing within fifteen (15) days after receipt of shipment. All other claims must be presented in writing within forty-five (45) days after receipt of shipment. Except as provided in this clause, Thapsibiza shall not be liable under any circumstances for consequential, indirect or special damages or for damages resulting in any way from faulty or improper use of Products.

11.         Force Majeure

It is agreed between the Parties hereto that neither Party shall be held responsible for damages caused by delay or failure to perform its undertakings under the terms of the Agreement when the delay or failure is due to fires, strikes, floods, acts of God, lawful acts of public authorities, or delays or defaults caused by common carriers, which cannot reasonably be foreseen or provided against.

12.         Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California and the Parties each consent to the jurisdiction of the courts, both state and federal, located within the State of California.

Signature Blocks on next page.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

GENSPERA, INC.

Craig A. Dionne, Ph.D.
President & CEO
GenSpera, Inc.

THAPSIBIZA S.L.

Dorian Marban

Title:
Thapsibiza S.L.

SCHEDULE A

PRODUCT PRICE

1.

In accordance with the terms and conditions of this Agreement, Thapsibiza shall charge GenSpera the following amounts per kilogram Product:

(a)	Between 0 kg and 100 kg Product:	200 Euros per kg Product
(b)	Greater than 100 kg Product:	175 Euros per kg Product

3.          Thapsibiza has indicated that it can secure from current resources up to Eight Hundred (800) kilograms Product per Harvest Year Period, depending upon yearly weather conditions.

QUALITY SPECIFICATIONS

The Product will consist of at least 95% Thapsia garganica seeds with minimal other plant debris. The packaged materials will qualify for import into the USA according to the current Permit to Import Plant or Plant Products #P37-07-01127 issued to GenSpera by the USDA. According to this permit “The shipment must be free from soil, other foreign matter or debris, prohibited plants, noxious weed seeds, and living organisms such as parasitic plants, pathogens, insects, snails, and mites.”

The Product will be accompanied by a valid Phytosanitary Certificate issued by the country of export to the USA. The Product will be also be accompanied by all the necessary paperwork required for legal export of the Product into the USA.

SITE OF DELIVERY

To be determined by the parties on a Harvest Year Period basis.

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